EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors and Shareholders

Nature’s Sunshine Products, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-38621, 33-80582, 33-59497 and 333-08139) on Forms S-8 of Nature’s Sunshine Products, Inc. of our reports dated March 13, 2004, with respect to the consolidated balance sheets of Nature’s Sunshine Products, Inc. and subsidiaries as of December 31, 2003 and 2002 and the related consolidated statements of income and comprehensive income, shareholders’ equity, and cash flows for the years then ended and the related 2003 and 2002 information included in the financial statement schedule, which reports appear in the December 31, 2003 Annual Report on Form 10-K of Nature’s Sunshine Products, Inc.

Our reports refer to the restatement of the consolidated financial statements for the year ended December 31, 2002, and to the fact that we did not audit the financial statements of Nature’s Sunshine Korea, Ltd., a wholly owned subsidiary, as of December 31, 2002 and for the year then ended.  Our reports also refer to our audit of the adjustments that were applied to reclassify the consolidated financial statements for the year ended December 31, 2001, as more fully described in Note 1 to the consolidated financial statements.  However, we were not engaged to audit, review or apply any procedures to the 2001 consolidated financial statements other than with respect to such adjustments.

/s/ KPMG LLP

Salt Lake City, Utah
March 14, 2004

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